Spark Networks(R) Reports First Quarter Financial Results

BEVERLY HILLS, CA -- (Marketwire - April 23, 2013) - Spark Networks, Inc. (NYSE MKT: LOV)

  Total revenue growth of 19%
  Christian Networks revenue growth of 45%
  10 consecutive quarters of sequential revenue growth
  Average paying subscriber(1) growth of 23% to 296,000

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, today reported financial results for the first quarter ended March 31, 2013.

Q1 2013 Highlights

                                      Q1 2012           Q1 2013
                                  ---------------   ---------------
        Revenue                   $  14.6 Million   $  17.3 Million
        Contribution Margin(2)                 25%               26%
        Net Loss                  $ (1.7) Million   $ (2.9) Million
        Net Loss Per Share        $         (0.08)  $         (0.14)

Management Commentary

"The momentum we generated in 2012 continued in the first quarter of 2013, which represented yet another record-setting quarter for us," said Greg Liberman, President and Chief Executive Officer of Spark Networks. "Company-wide revenue increased 19%, to mark our ninth consecutive quarter of year-over-year revenue growth and average paying subscribers hit an all-time high of almost 296,000. Our category-leading Christian Networks segment continued to drive that growth, as revenue increased another 45% on the back of a 51% increase in average paying subscribers. At the same time, our Jewish Networks segment delivered another solid quarter, generating contribution margins of nearly 90%."

"Going forward, we will continue to execute against our long-term strategic plan by strengthening our brands and leadership positions in the Christian and Jewish markets. 2013 is off to a strong start, and we look forward to continuing to build upon our momentum throughout the remainder of the year."

Q1 2013 Financial Results

Revenue was $17.3 million, an increase of 19% compared to $14.6 million in the first quarter of 2012, and an increase of 6% compared to $16.3 million in the prior quarter. The Christian Networks segment was the primary driver of that growth.

Contribution(3) was $4.6 million, an increase of 26% compared to $3.6 million in the first quarter of 2012, and an increase of 24% compared to $3.7 million in the prior quarter.

Total cost and expenses were $20.1 million, an increase of 16% compared to $17.3 million in the first quarter of 2012, and an increase of 6% compared to $18.9 million in the prior quarter. The higher costs in the first quarter of 2013 reflect an increase in direct marketing investments, higher legal fees associated with certain litigation matters, fees associated with certain SEC filings and accounting fees associated with some specific tax planning projects. The Company has made progress in the litigation matters and does not anticipate incurring similar increases in legal fees for the remainder of the year. Additionally, the Company does not believe it will incur any significant additional costs associated with its SEC filings or tax planning projects. In the first quarter of 2013, the total costs associated with litigation legal fees, SEC filing and special tax planning projects added approximately $552,000 to general and administrative expenses.

Net loss was $2.9 million, or $0.14 per share, compared to a net loss of $1.7 million or $0.08 per share, in the first quarter of 2012 and a net loss of $10.5 million or $0.51 per share in the prior quarter.

Adjusted EBITDA(4) was a loss of $2.2 million, compared to a loss of $2.1 million in the first quarter of 2012.

Average paying subscribers for the Jewish Networks, Christian Networks and Other Networks segments were 295,531, an increase of 23% compared to 240,706 in the first quarter of 2012 and an increase of 6% compared to 279,260 in the prior quarter.

Balance Sheet, Cash, Debt
As of March 31, 2013, the Company had cash and cash equivalents of $8.0 million, a decrease of 24% from $10.5 million at December 31, 2012. As of March 31, 2013, the Company had no outstanding debt.

                            SPARK NETWORKS, INC.
                     SEGMENT(5) RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                                     Q1 '13
                                                                       v.
                        Q1 2012  Q2 2012  Q3 2012  Q4 2012  Q1 2013  Q1 '12
                       -------- -------- -------- -------- -------- -------

Net Revenue
Jewish Networks        $  6,580 $  6,452 $  6,385 $  6,617 $  6,452    -1.9%
Christian Networks        6,853    7,505    8,495    8,721    9,908    44.6%
Other Networks            1,031      995      903      836      815   -21.0%
Offline & Other
 Businesses                  91       94       88       97       88    -3.3%
                       -------- -------- -------- -------- -------- -------
  Total Net Revenue    $ 14,555 $ 15,046 $ 15,871 $ 16,271 $ 17,263    18.6%

Direct Mktg. Exp.
Jewish Networks        $    801 $    647 $    829 $    834 $    751    -6.2%
Christian Networks        9,795    9,205   10,920   11,480   11,722    19.7%
Other Networks              312      251      213      201      199   -36.2%
Offline & Other
 Businesses                  30       37       29       69       26   -13.3%
                       -------- -------- -------- -------- -------- -------
  Total Direct Mktg.
   Exp.                $ 10,938 $ 10,140 $ 11,991 $ 12,584 $ 12,698    16.1%

Contribution
Jewish Networks        $  5,779 $  5,805 $  5,556 $  5,783 $  5,701    -1.3%
Christian Networks       (2,942)  (1,700)  (2,425)  (2,759)  (1,814)   38.3%
Other Networks              719      744      690      635      616   -14.3%
Offline & Other
 Businesses                  61       57       59       28       62     1.6%
                       -------- -------- -------- -------- -------- -------
  Total Contribution   $  3,617 $  4,906 $  3,880 $  3,687 $  4,565    26.2%

Average Paying Subs.
Jewish Networks          86,433   84,348   84,650   85,736   85,200    -1.4%
Christian Networks      124,158  137,768  154,747  168,394  186,896    50.5%
Other Networks           30,115   28,818   26,678   25,130   23,435   -22.2%
                       -------- -------- -------- -------- -------- -------
  Total Avg. Paying
   Subs.(6)             240,706  250,934  266,075  279,260  295,531    22.8%

ARPU
Jewish Networks        $  24.99 $  24.77 $  24.61 $  24.93 $  24.86    -0.5%
Christian Networks        17.35    17.13    17.26    16.43    16.84    -2.9%
Other Networks            10.77    10.36    10.61    10.36    10.84     0.6%
                       -------- -------- -------- -------- -------- -------
  Total ARPU(7)        $  19.27 $  18.92 $  18.93 $  18.49 $  18.68    -3.1%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-407-0789
International: 1-201-689-8562

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until May 7, 2013.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 411734

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(2) "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(3) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(4) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one- time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income (loss) recognized from non-cash assets received in connection with a legal judgment.

(5) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(6) Total Average Paying Subscribers excludes results from the Company's HurryDate business due to its relative size.

(7) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(Consolidated financial statements to follow)

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                December 31,    March 31,
                                               -------------  -------------
                                                    2012           2013
                                               -------------  -------------
Assets                                                          (unaudited)
Current assets:
  Cash and cash equivalents                    $      10,458  $       7,972
  Restricted cash                                      1,232          1,327
  Accounts receivable                                  1,510          1,372
  Deferred tax asset, net - current                        8              8
  Prepaid expenses and other                             861          1,282
                                               -------------  -------------
    Total current assets                              14,069         11,961
Property and equipment, net                            3,133          3,231
Goodwill                                               8,861          8,976
Intangible assets                                      2,143          2,147
Deferred tax asset, net - non-current                      5              4
Other assets                                             153            895
                                               -------------  -------------
    Total assets                               $      28,364  $      27,214
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $       1,093  $       1,107
  Accrued liabilities                                  5,339          4,610
  Deferred revenue                                     8,128          9,388
  Deferred tax liability - current                       257            257
                                               -------------  -------------
    Total current liabilities                         14,817         15,362
Deferred tax liability - non-current                   1,413          1,520
Other liabilities                                        588          1,352
                                               -------------  -------------
    Total liabilities                                 16,818         18,234
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 20,997,489
 shares at March 31, 2013 and 20,945,364
 shares at December 31, 2012:                             21             21
  Additional paid-in-capital                          54,857         55,211
  Accumulated other comprehensive income                 712            732
  Accumulated deficit                                (44,044)       (46,984)
                                               -------------  -------------
  Total stockholders' equity                          11,546          8,980
                                               -------------  -------------
    Total liabilities and stockholders' equity $      28,364  $      27,214
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                                       Three Months Ended
                                                            March 31,
                                                        2012        2013
                                                     ----------  ----------

Revenue                                              $   14,555  $   17,263

Cost and expenses:
  Cost of revenue (exclusive of depreciation shown
   separately below)                                     11,848      13,657
  Sales and marketing                                       973       1,262
  Customer service                                          613         703
  Technical operations                                      350         332
  Development                                               846         791
  General and administrative                              2,238       2,934
  Depreciation                                              403         453
  Amortization of intangible assets                          13           0
                                                     ----------  ----------
Total cost and expenses                                  17,284      20,132

Operating loss                                           (2,729)     (2,869)
Interest income and other, net                             (127)        (53)
                                                     ----------  ----------
Loss before income taxes                                 (2,602)     (2,816)

(Benefit) provision for income taxes                       (889)        124
                                                     ----------  ----------
Net loss                                             $   (1,713) $   (2,940)
                                                     ==========  ==========

Net loss per share--basic and diluted                $    (0.08) $    (0.14)
                                                     ==========  ==========
Weighted average shares outstanding - basic and
 diluted                                                 20,596      20,960
                                                     ==========  ==========

                                                       Three Months Ended
Stock-based compensation: (in thousands)                    March 31,
                                                     ----------------------
                                                        2012        2013
                                                     ----------  ----------
Cost of revenue                                      $        2  $        -
Sales and marketing                                          20          34
Technical operations                                         30           1
Development                                                  11           4
General and administrative                                  141         149

Reconciliation of Net Loss to Adjusted EBITDA: (in     Three Months Ended
thousands)                                                  March 31,
                                                     ----------------------
                                                        2012        2013
                                                     ----------  ----------

Net loss                                             $   (1,713) $   (2,940)
Interest                                                     12          15
Taxes                                                      (889)        124
Depreciation                                                403         453
Amortization                                                 13           0
                                                     ----------  ----------
EBITDA                                                   (2,174)     (2,348)
Stock-based compensation                                    204         188
Non-cash currency translation adjustments                  (125)        (79)
                                                     ----------  ----------
Adjusted EBITDA                                      $   (2,095) $   (2,239)
                                                     ==========  ==========

For More Information
Investors:
Addo Communications
Laura Foster, Kimberly Esterkin
lauraf@addocommunications.com; kimberlye@addocommunications.com
310-829-5400